EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

August 23, 2013

Cherokee Inc.

5990 Sepulveda Boulevard

Sherman Oaks, California 91411

Re:                             Cherokee Inc. 2013 Stock Incentive Plan

Stand-Alone Stock Option Agreement

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Cherokee Inc. (the “Company”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) an aggregate of 743,815 shares of your common stock, par value $0.02 (the “Plan Shares”) which will be issuable under the Cherokee Inc. 2013 Stock Incentive Plan (the “Plan”), and (ii) an aggregate of 30,000 shares of your common stock,  par value $0.02 (the “Option Agreement Shares”, and collectively with the Plan Shares, the “Shares”) issuable under a certain stand-alone stock option agreement entered on March 25, 2013 between the Company and Jason Boling (the “Option Agreement”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  For the purpose of the opinion rendered below, we have assumed that in connection with (i) the issuance of the Plan Shares, the Company will receive the consideration for such Shares required by the terms of the Plan, and (ii) the issuance of the Option Agreement Shares, the Company will receive the consideration for such Shares required by the terms of the Option Agreement.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan or the Option Agreement, as the case may be, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP